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                       [Smith, Stratton, Wise, Heher & Brennan
                                     Letterhead]





                                            December 12, 1997




Princeton Video Image, Inc.
15 Princess Road
Lawrenceville, New Jersey 08648

Ladies and Gentlemen:

    We have acted as counsel to Princeton Video Image, Inc., a New Jersey corporation, (the "Company") in connection with the filing by the Company of a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of shares of the Company's Common Stock, no par value, and 400,000 warrants granted to the representatives of the underwriters (the "Representatives' Warrants"). The shares registered include 4,000,000 shares to be purchased by the underwriters from the Company, up to 600,000 shares which may be purchased by the underwriters from the Company if the underwriters exercise the option granted to them by the Company to cover over-allotments (collectively with the 4,000,000 shares to be purchase by the underwriters, the "Underwritten Shares"), 400,000 shares issuable upon exercise of the Representatives' Warrants, and 300,000 shares issuable upon exercise of warrants issued in October 1997 (collectively with the 400,000 shares issuable upon exercise of the Representatives' Warrants, the "Selling Shareholder Shares").

    In connection with the Registration Statement, we have examined such corporate records, other documents, and questions of law as we have considered necessary or appropriate for the

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Princeton Video Image, Inc
December 12, 1997
Page -2-

purposes of this opinion. Subject to the foregoing and on the basis of such examinations, we are of the opinion that:

    (i) The Underwritten Shares, when issued, sold and delivered in the manner contemplated by, and in accordance with, the Registration Statement and the underwriting agreement (the "Underwriting Agreement") filed as an exhibit to the Registration Statement and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

    (ii) The Representatives' Warrants, when issued, sold and delivered in the manner contemplated by, and in accordance with, the Registration Statement and the Underwriting Agreement and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

    (iii) The Selling Shareholder Shares, when issued, sold and delivered in the manner contemplated by, and in accordance with, the Registration Statement, the applicable warrants and, with respect to the shares issuable upon exercise of the Representatives' Warrants, the Underwriting Agreement and upon receipt by the Company of payment therefor as provided in the applicable warrant, will be legally issued, fully paid and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein and elsewhere in the Registration Statement and Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act as we do not come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

                                  Very truly yours,


                                  /s/ Smith, Stratton, Wise,
                                      Heher & Brennan